SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 9, 2002

                              LIFECELL CORPORATION
               (Exact Name of Registrant as Specified in Charter)

      Delaware                       01-19890                   76-0172936
  (State Or Other                 (Commission                 (IRS Employer
  Jurisdiction Of                  File Number)              Identification No.)
  Incorporation)

                          One Millenium Way
                          Branchburg, New Jersey          08876
               (Address of Principal Executive Offices) (Zip Code)

        Registrant's telephone number, including area code (908) 947-1100




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Item 7.  Financial Statements and Exhibits.

         (c) Exhibits

         99.1  Press release dated May 9, 2002.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  LIFECELL CORPORATION

                                             By:  /s/ Steven T. Sobieski
                                                  ------------------------------

                                                  Steven T. Sobieski
                                                  Chief Financial Officer

Date:   May 10, 2002



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Exhibit 99.1


FOR IMMEDIATE RELEASE
For Further Information:

Steve Sobieski, CFO                              Doug Wilson
LIFECELL                                         LIFENET
Phone: 908-947-1106                              Phone: 800-847-7839
E-mail: ssobieski@lifecell.com                   E-Mail: doug_wilson@lifenet.org

Sara Moorin, Media Relations                     Scott Price
LAZAR PARTNERS                                   ARTHREX TISSUE SYSTEMS
Phone: 212-867-1773                              Phone: 877-454-4338
E-mail: smoorin@lazarpartners.com                E-mail: sprice@arthrex.com

    LIFECELL, LIFENET AND ARTHREX TISSUE SYSTEMS TEAM UP TO DELIVER ACELLULAR
                         ALLOGRAFTS FOR SPORTS MEDICINE

BRANCHBURG, N.J., May 9, 2002-- LifeCell Corporation (Nasdaq: LIFC), a leader in developing and commercializing biologically based solutions to repair or replace the body's damaged tissue, announced today that it entered into an agreement with LifeNet and Arthrex Tissue Systems, Inc. (ATSI) to develop and market acellular allografts for sports medicine applications. LifeNet is the largest organ procurement based tissue bank in the United States and ATSI is a leading provider of medical products for sports medicine. The three parties formed the alliance to combine their expertise to produce acellular allografts for sports medicine that will be used in procedures such as anterior cruciate ligament
(ACL)  repair.

Under the terms of the agreement, LifeCell will use its proprietary tissue matrix technology to process allograft tissue recovered by LifeNet and its Recovery and Alliance Partners into acellular allografts that will be marketed by ATSI to their extensive network of orthopedic surgeons.

"Based on the success of our three marketed products, we are excited about the potential use of our acellular allografts in sports medicine applications. We anticipate these acellular allografts will demonstrate benefits to patients and minimize the need to harvest the patient's own tissue for the replacement of damaged tendons and ligaments," said Paul Thomas, President and CEO of LifeCell.

Industry reports estimate that over 100,000 ACL injuries occur every year in the U.S. With the aging of the population and the active lifestyle of the "baby-boomer" generation, ACL and other soft tissue injuries are growing at a rate of at least 10 percent annually.

"We are partnering with LifeCell and ATSI to provide patients with what we believe will be a superior product that should help to eliminate certain complications associated with the use of an autograft and traditional frozen, freeze dried and cryopreserved allografts," said Bill Anderson, LifeNet's President and Chief Executive Officer. "We are confident this collaboration will help us with our goal of ensuring that donated human tissue is available to help as many patients as possible."

Financial terms of the agreement were not disclosed.


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About LifeCell

LifeCell is a leader in developing and marketing biologically based solutions for the repair and replacement of damaged or inadequate tissue in numerous different clinical applications. The Company's proprietary patented tissue matrix technology removes cells from allograft tissue and preserves the tissue without damaging the essential biochemical and structural components necessary for normal tissue regeneration. LifeCell currently markets three proprietary human tissue based products: AlloDerm(R) for plastic reconstructive and burn procedures through LifeCell's direct sales force and for periodontal procedures through BioHorizons, Inc.; Cymetra(TM), a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales force and a co-promotion agreement with OMP, Inc.; and Repliform(TM), a version of AlloDerm for urology and gynecology procedures, through a marketing and distribution agreement with Boston Scientific Corporation. The Company's development programs include the application of its tissue matrix technology to vascular, nerve and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. For more information, visit our website at www.lifecell.com.

About LifeNet

LifeNet is the largest, full-service, non-profit allograft tissue bank in the United States. LifeNet provides quality tissue allografts to nearly 200,000 patients a year and related services to thousands of hospitals and clinicians -- worldwide. LifeNet was founded in 1982 to address the need for human organs and tissues for transplantation. LifeNet is also a non-profit, federally-designated, Organ Procurement Organization, providing donation services for heart, liver, kidney, pancreas, lung, and other organs for transplantation. LifeNet is an accredited member of the American Association of Tissue Banks, an institutional member of the United Network for Organ Sharing, an accredited member of the Association of Organ Procurement Organizations and is registered to the ISO 9001 quality management system. LifeNet is headquartered in Virginia Beach, Virginia, with regional offices across the country. For more information, visit the LifeNet web site at www.lifenet.org.


This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as our expectation for product development and entry into target markets. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in LifeCell's Annual Report on Form 10-K for the year ended December 31, 2001 and other reports filed with the Securities and Exchange Commission.